Exhibit 10.5

PROMISSORY/ CONVERTABLE NOTE

One hundred twenty seven thousand dollars and no cents ($127,000.00)
(Principal Amount)

Dated: December 22, 2009

Executed at:	Vista, California
(City, State)

FOR THE FOLLOWING:  Loan of One hundred twenty seven thousand and no cents ($127,000.00) and other good and valuable consideration, the receipt of which is hereby acknowledged, EcoBlu Products, Inc., (“EcoBlu”) promises to pay to Lanham & Lanham, LLC, located at 28562 Oso Parkway, Unit D, Rancho Santa Margarita, CA 92688; or such address as may be designated in writing by Randall J. Lanham, Esq. or by any holder of this Note, the sum of One hundred twenty seven thousand dollars and no cents ($127,000.00).  The repayment of this Note (including principal and interest, if any) is due in full on or before December 22, 2012 and thereafter upon demand.

This Note shall bear a compounded interest rate of 5 percent (5%) per annum beginning December 22, 2009 and continuing until principal and interest are fully paid.  Until such time there will be no interest accruing.

TERMS OF REPAYMENT:

1.	This Note may be prepaid in whole or in part without penalty.

2.           The company may settle this note by authorizing six hundred thousand (600,000) rule 144 restricted shares.

3.           All parties to this Note, including the Undersigned jointly and severally waive presentment, notice or dishonor and diligence in collecting and all agree to remain fully obligated under the terms of this Note even if, without notice, the time for payment is extended; or the Note is renewed or modified; or one of the parties is released or discharged; or the release or substitution of any collateral given as security for the payment of the Note.

4.           If any provision herein is be determined to be unlawful, it is hereby agreed that this Note shall remain in full force and effect and shall be construed as if the provision determined to be unlawful was never contained herein and a reasonable provision shall be substituted therein.  This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

TERMS OF CONVERSION:

5. After December 22, 2011, the Holder may make up to three demands (or, if Form S-1 or any similar short-form registration statement is available, an unlimited number of demands) to register his/her/its Common Stock.  The Holder will pay all registration, underwriting, legal and other expenses, up to relating to the demand registrations, and will provide appropriate indemnification.  Lanham & Lanham, LLC shall have unlimited piggyback rights, subject to the Company having first priority to issue primary shares on Company-initiated registrations. The Company will pay all expenses, etc. relating to the piggyback registrations, and will provide appropriate indemnification.

AGREED:                                                                           WITNESS:
ECOBLU PRODUCTS, INC.

/s/ Steve Conboy                                                             /s/Mark Vuozzo
Steve Conboy, President

AGREED:
LANHAM & LANHAM, LLC

/s/ Randall J. Lanham
Randall J. Lanham